UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dick, Rollin M.
   11825 N. Pennsylvania Street
   Carmel, IN  46032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Conseco, Inc.
   CNC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Common Stock              |9/1/98|G   | |250               |D  |           |                   |D     |                           |
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 Common Stock              |11/4/9|M   | |133,748           |A  |$13.31     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Common Stock              |11/4/9|F   | |75,273            |D  |$35.97     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Common Stock              |11/5/9|G   | |21,946            |G  |           |299,085            |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Common Stock              |      |    | |                  |   |           |200,000            |I     |By Trust                   |
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 Common Stock              |      |    | |                  |   |           | 784,386(1)        |I     |By Wife                    |
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 Common Stock              |      |    | |                  |   |           | 1,000,000         |I     |By Limited Partnership     |
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 Common Stock              |      |    | |                  |   |           | 600,000           | I    |By Limited Partnership     |
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 Common Stock              |      |    | |                  |   |           |1,436              |I     |By 401(k) Plan             |
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___________________________________________________________________________________________________________________________________|
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Options to Purchase  |$13.31  |11/4/|M   | |7,500      |D  |6/8/9|6/7/0|Common Stock|7,500  |       |0           |D  |            |
                      |        |98   |    | |           |   |4    |3    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
 Options to Purchase  |$13.31  |11/4/|M   | |7,500      |D  |6/8/9|6/7/0|Common Stock|7,500  |       |0           |D  |            |
                      |        |98   |    | |           |   |5    |3    |            |       |       |            |   |            |
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 Options to Purchase  |$13.31  |11/4/|M   | |7,500      |D  |6/8/9|6/7/0|Common Stock|7,500  |       |0           |D  |            |
                      |        |98   |    | |           |   |6    |3    |            |       |       |            |   |            |
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 Options to Purchase  |$13.31  |11/4/|M   | |7,500      |D  |6/8/9|6/7/0|Common Stock|7,500  |       |0           |D  |            |
                      |        |98   |    | |           |   |7    |3    |            |       |       |            |   |            |
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 Options to Purchase  |$13.31  |11/4/|M   | |7,500      |D  |6/8/9|6/7/0|Common Stock|7,500  |       |0           |D  |            |
                      |        |98   |    | |           |   |8    |3    |            |       |       |            |   |            |
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 Options to Purchase  |$13.31  |11/4/|M   | |7,500      |D  |6/8/9|6/7/0|Common Stock|7,500  |       |0           |D  |            |
                      |        |98   |    | |           |   |3    |3    |            |       |       |            |   |            |
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 Options to Purchase  |$13.31  |11/4/|M   | |88,748     |D  |6/8/9|6/7/0|Common Stock|88,748 |       |0           |D  |            |
                      |        |98   |    | |           |   |8    |3    |            |       |       |            |   |            |
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 Options to Purchase  |$35.97  |11/4/|A   | |75,273     |A  |5/4/9|11/3/| Common Stoc|75,273 |       |75,273      |D  |            |
                      |        |98   |    | |           |   |9    |08   |k           |       |       |            |   |            |
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 Options to Purchase (|        |     |    | |           |   |     |     |            |       |       |1,979,814   |D  |            |
2)                    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other
purpose.
(2) Represents stock options held by the reporting person as previously reported.
SIGNATURE OF REPORTING PERSON
/s/Rollin M. Dick by Karl W. Kindig, Attorney-in-Fact
DATE
December 10, 1998